Exhibit 10.2

CASUAL MALE RETAIL GROUP, INC.

1992 STOCK INCENTIVE PLAN, AS AMENDED

NON-QUALIFIED STOCK OPTION AGREEMENT

(For Non-Employee Directors)

______________________ NO. OF SHARES	______________________ DATE OF GRANT

Pursuant to the Casual Male Retail Group, Inc. 1992 Stock Incentive Plan, as amended (the “Plan”), Casual Male Retail Group, Inc. (the “Company”) hereby grants to _________________________________.

(the “Optionee”) an Option to purchase on or prior to August 8, 2015 (the “Expiration Date”) all or any part of                      shares (the “Option Shares”) of Common Stock of the Company par value $.01 per share (“Common Stock”) at a price of $6.93 per share (the “Exercise Price”) in accordance with the schedule set forth in Section 1 hereof and subject to the terms and conditions set forth hereinafter and in the Plan. This Option does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and consequently shall be treated as a non-qualified stock option for tax purposes. This Option shall be governed by the laws of Massachusetts.

1. Vesting Schedule. Subject to the provisions of Sections 3 and 5 hereof, this Option shall become vested and exercisable with respect to the following number of Option Shares according to the timetable set forth below:

Number of Years After Date of Grant	Percentage of Shares Becoming Available for Exercise	Cumulative Percentage Available
less than 1 year	33 1/3%	33 1/3%
1 – 2 years	33 1/3%	66 2/3%
2 or more years	33 1/3%	100%

2. Manner of Exercise. The Optionee may exercise this Option, in whole or in part, only by a cashless exercise (in which upon exercise, the Optionee forfeits a number of shares of Common Stock underlying this Option having an aggregate Fair Market Value equal to the aggregate Exercise Price of the portion of the Option being exercised) by surrender of this Option at the principal office of the Company, together with a written notice of his or her election to purchase some or all of the vested shares of Common Stock purchasable at the time of such notice, in which event the Company shall issue to the Optionee a number of shares of Common Stock computed using the following formula:

	X =	Y – [(A*Y)/B]

Where	X =	the number of shares of Common Stock to be issued to the Optionee.

	Y =	the number of shares of Common Stock purchasable upon exercise of all of the Option or, if only a portion of the Option is being exercised, the portion of the Option being exercised.

	A =	the Exercise Price.

	B =	the per share Fair Market Value of one share of Common Stock.

Certificates for shares of Common Stock purchased upon the exercise of the Option shall be issued in the name of the Optionee or his beneficiary, as the case may be, and delivered to the Optionee or his beneficiary as soon as practicable following the effective date on which the Option is exercised.

If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person or in the name of the executor or administrator of the Optionee’s estate.

The delivery of certificates representing the Option Shares will be contingent upon the Company’s receipt from the Optionee of any agreement, statement or other evidence as the Company may require to satisfy itself that the issuance of the Option Shares pursuant to the exercise of this Option and any subsequent resale of the shares will be in compliance with applicable laws and regulations.

Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

3. Termination. If the Optionee ceases to serve as a Director of the Company, this Option shall become fully vested and exerciseable, subject to the following limitation. If the Optionee ceases to serve as a Director of the Company for any reason other than Cause (as defined in the Plan), the Optionee will have 90 days from the date the Optionee ceases serving as a Director in which to exercise this Option, or until the Expiration Date, if earlier. If the Optionee ceases to serve as a Director for Cause, any Option held by the Optionee will terminate immediately and be of no further force and effect. If the Optionee ceases to serve as a Director because of death (or otherwise has an Option outstanding at the time of his or her death), the Option may be exercised by the Optionee’s legal representative or legatee for a period of one (1) year from the date of death or until the Expiration Date, if earlier.

4. Non-transferability of Option. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee. Notwithstanding the foregoing, the Committee may permit the Optionee to transfer, in whole or in part, without consideration for the transfer, this Option to members of the Optionee's immediate family, to any corporation, partnership, limited liability company trust or other similar entity of which the Optionee and/or any members of the Optionee's family are the principal stockholders, partners, members, equity owners or beneficiaries; provided, however, that the transferee agrees in writing with the Company to be bound by all terms and conditions of the Plan and this Option.

5. Change of Control. In the event of a Change of Control, as described in Section 13 of the Plan, each Stock Option will automatically become fully exercisable.

6. Option Shares. The Option Shares are shares of the Common Stock of the Company as constituted on the date of this Option, subject to adjustment as provided in Section 3(b) of the Plan.

7. Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock which may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

8. The Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

9. Miscellaneous. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

CASUAL MALE RETAIL GROUP, INC.

By:	/s/ David A. Levin
David A. Levin
President and CEO

Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:

Date:
Signature of Director

Address: